UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Mitcham Industries, Inc.
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Mitcham Industries, Inc. Announces Adjournment of Annual Meeting

Mitcham Industries, Inc. (the “Company”) announced that the August 2nd, 2018 Annual Meeting is being adjourned until August 24th, 2018 to allow additional time for shareholders to vote on the proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of preferred stock, par value $1.00 per share, from 1,000,000 to 2,000,000.

You are receiving this letter due to our records indicating your preferred shares are unvoted.

Given the importance of the proposal we want to ensure that all shareholders have sufficient time to have their vote represented. This adjournment will allow additional time for shareholders to vote on this proposal. The annual meeting is scheduled to reconvene on Friday, August 24th, 2018 at 1:00 p.m. CT.

Please vote your shares of stock now so that your vote can be counted without delay. Voting is easy. You may use one of the options below to ensure that your vote is promptly recorded in time for the reconvened Annual Meeting:

▪	VOTE BY TOUCH-TONE PHONE: You may cast your vote by calling the toll-free number on the enclosed proxy card. Follow the instructions on your proxy card to cast your vote.

▪	VOTE VIA THE INTERNET: You may cast your vote by logging onto the website identified on the enclosed proxy card and following the instructions on the screen.

▪	VOTE BY MAIL: You may cast your vote by mail by completing, signing, dating and mailing the enclosed proxy card in the postage-prepaid return envelope provided.

If you have any questions or require further assistance in voting your shares, please contact our proxy solicitor Alliance Advisors toll-free at 833-782-7190.

Sincerely,

/s/ Robert P. Capps

Robert P. Capps
Co-Chief Executive Officer and
Chief Financial Officer

IF YOU HAVE RECENTLY MAILED YOUR PROXY CARD OR CAST YOUR VOTE BY PHONE OR INTERNET, PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.